Exhibit 99.1

NEWS RELEASE

The Hartford Reports First Quarter 2012 Financial Results

•	First quarter core earnings* of $612 million or $1.25 per diluted share*, an 11% increase over the prior year period

•	P&C Commercial renewal pricing trends continue to improve; 7% average renewal rate increase in small and middle market commercial

•	New business written up 31% in Consumer Markets

•	Catastrophe losses totaled $46 million, after tax, in line with budget

•	Book value per diluted share increased 12% over the past 12 months to $43.25 at March 31, 2012

HARTFORD, Conn., May 2, 2012 – The Hartford (NYSE:HIG) reported net income of $96 million, or $0.18 per diluted share for the first quarter of 2012 compared with $501 million, or $0.99 per diluted share, in the first quarter of 2011. First quarter 2012 core earnings rose 7% to $612 million from $574 million in the first quarter of 2011. First quarter 2012 core earnings per diluted share rose 11% to $1.25 compared with $1.13 in the first quarter of 2011.

“The Hartford reported strong first quarter financial results,” said Liam E. McGee, chairman, president and CEO. “P&C Commercial’s pricing momentum continued and retention remained strong. Consumer Markets had favorable margins and new business trends, while Mutual Fund assets under management and sales increased from year-end levels. Group Benefits has multiple initiatives underway to improve profitability.”

“We also had several strategic accomplishments in the quarter, most significantly our decision to focus on the property and casualty, group benefits and mutual funds businesses to deliver superior performance and greater shareholder value. We are executing on the plan we announced, pursuing opportunities for the Life runoff segment and initiating the sales processes for Individual Life, Retirement Plans and Woodbury Financial Services, which are proceeding well. We also repurchased the Allianz debt and warrants in April, reducing interest expense and improving financial flexibility,” added McGee.

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP Financial Measures section below.

FIRST QUARTER 2012 FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	March 31, 2012	March 31, 2011	Change
Net income	$96	$501	(81%)
Net income available to common shareholders per diluted share	$0.18	$0.99	(82%)
Core earnings	$612	$574	7%
Core earnings available to common shareholders per diluted share	$1.25	$1.13	11%
Book value per diluted share	$43.25	$38.50	12%
Book value per diluted share (ex. AOCI1)*	$40.55	$39.96	1%

[1]	Accumulated other comprehensive income (AOCI)

The company’s first quarter 2012 core earnings included the following items that, in total, increased core earnings1 by $165 million, or $0.34 per diluted share (all items are presented after tax):

•

Net prior year Property and Casualty (P&C) loss and loss adjustment expense reserve releases of $19 million, or $0.04 per diluted share, in Commercial Markets, Consumer Markets and P&C Other Operations;

•	DAC unlock benefit of $192 million, or $0.39 per diluted share, in Wealth Management and Life Other Operations; the DAC unlock benefit included in net income was $214 million; and

•	Net current accident year catastrophe losses of $46 million, or $0.09 per diluted share, in Commercial Markets and Consumer Markets.

[1]	On a net income basis, the listed items in total increased net income by $123 million, or $0.25 per diluted share; the weighted average diluted share count used for calculating core earnings was 489.9 million and 469.0 million for net income.

COMMERCIAL MARKETS

First Quarter 2012 Highlights:

•	P&C Commercial written premiums grew 3% due to higher pricing, strong retention and increased exposures

•	Renewal written price increases averaged 7% in small commercial and middle market and 14% in Middle Market workers’ compensation

•	Group Benefits core earnings were $5 million, reflecting unfavorable long-term disability results

P&C COMMERCIAL

($ in millions)

	Three Months Ended
	March 31, 2012	March 31, 2011	Change
Written premiums	$1,687	$1,645	3%
Combined ratio[1]	96.4%	95.3%	(1.1)
Core earnings	$162	$177	(8%)

[1] Excludes catastrophes and prior year development*

GROUP BENEFITS

($ in millions)

	Three Months Ended
	March 31, 2012	March 31, 2011	Change
Fully insured premiums[2]	$954	$1,028	(7%)
Loss ratio[2]	83.0%	79.3%	(3.7)
Core earnings	$5	$19	(74%)

[2] Excludes buyout premiums

Commercial Markets net income declined to $207 million in the first quarter of 2012 from $334 million in the first quarter of 2011 and core earnings decreased to $167 million from $196 million in the first quarter of 2011.

P&C Commercial core earnings were $162 million in the first quarter of 2012, an 8% decrease from $177 million in the first quarter of 2011 primarily due to lower underwriting results*. The combined ratio, excluding catastrophes and prior year development, increased to 96.4% in the first quarter of 2012 compared with 95.3% in the first quarter of 2011, reflecting lower workers’ compensation profitability. Unfavorable prior year reserve development was $13 million, after tax, in the first quarter of 2012 compared with favorable development of $4 million, after tax, in the first quarter of 2011. First quarter 2012 catastrophe results were $21 million, after tax, compared with $29 million, after tax, in the first quarter of 2011.

P&C Commercial continued to benefit from strong renewal written pricing trends, which averaged 7% in Small Commercial and Middle Market in the first quarter of 2012, the highest level in over eight years. Middle Market workers’ compensation renewal pricing increases averaged 14% in the quarter, reflecting management’s disciplined rate initiatives in that book of business. Retention remained strong at 84% in small commercial and 79% in middle market.

Group Benefits core earnings in the first quarter of 2012 declined to $5 million compared with $19 million in the first quarter of 2011 due to unfavorable disability results. The loss ratio rose to 83.0% in the first quarter of 2012 compared with 79.3% in the first quarter of 2011 reflecting continued elevated long-term disability claims incidence and lower terminations. First quarter 2012 fully insured premium in Group Benefits declined 7% to $954 million compared with the first quarter of 2011 due to lower persistency resulting from the company’s targeted pricing initiatives as well as the competitive market environment.

CONSUMER MARKETS

First Quarter 2012 Highlights:

•	New auto and homeowners written premium increased 31% primarily due to strong production in AARP Direct and AARP Agency

•	Automobile policy count retention increased 2 points to 84%

•	Combined ratio, excluding catastrophes and prior year development, of 88.8 improved 0.2 points from the first quarter of 2011

CONSUMER MARKETS

($ in millions)

	Three Months Ended
	March 31, 2012	March 31, 2011	Change
Written premiums	$861	$884	(3%)
Combined ratio[1]	88.8%	89.0%	0.2
Core earnings	$102	$111	(8%)

[1] Excludes catastrophes and prior year development*

Consumer Markets net income was $108 million in both the first quarter of 2012 and the first quarter of 2011. Core earnings were $102 million in the first quarter of 2012, down 8% compared with $111 million in the first quarter of 2011. First quarter 2012 core earnings reflect lower investment income and a slight reduction in underwriting results as improved loss performance on homeowners was offset by lower earned premiums.

Consumer Markets combined ratio, excluding catastrophes and prior year development, improved to 88.8% in the first quarter of 2012 compared with 89.0% in the first quarter of 2011, reflecting a 1.2 point improvement in the loss and loss adjustment ratio which was largely offset by a 0.9 increase in the expense ratio. Prior year reserve development was a favorable $36 million, after tax, in the first quarter of 2012 compared with $32 million, after tax, in the first quarter of 2011. First quarter 2012 current accident year catastrophe results were $26 million, after tax, compared with $21 million, after tax, in the first quarter of 2011.

First quarter 2012 written premiums declined 3% to $861 million from $884 million in the first quarter of 2011, while earned premiums declined 5% to $909 million. However, new business written rose 31% to $111 million due to strong production in AARP Direct and AARP Agency. First quarter 2012 new business reflects a return to historical new business levels. First quarter 2012 policy count retention for auto and homeowners increased 2 points to 84% and 85%, respectively, from the first quarter of 2011.

WEALTH MANAGEMENT

First Quarter 2012 Highlights:

•	Core earnings rose 8% to $242 million, including an $88 million DAC unlock

•	Individual Life sales rose 13% over the prior year period

•	Retirement Plans assets under management of $57.2 billion were a record high

•	Non-proprietary Mutual Funds assets under management rose to $53.2 billion at March 31, 2012, a 9% increase since December 31, 2011

WEALTH MANAGEMENT

($ in millions)

	Three Months Ended
Core Earnings	March 31, 2012	March 31, 2011	Change
Individual Annuity	$96	$108	(11%)
Individual Life	34	38	(11%)
Mutual Funds	20	27	(26%)
Retirement Plans	4	9	(56%)

Total, excluding DAC unlock	$154	$182	(15%)

DAC unlock	88	43	105%

Total Core Earnings	$242	$225	8%

Wealth Management net income was $255 million in the first quarter of 2012 compared with $194 million in the first quarter of 2011. Core earnings, including an $88 million after tax favorable DAC unlock, were $242 million in the first quarter of 2012 compared with $225 million, including a $43 million after tax favorable DAC unlock, in the first quarter of 2011. Core earnings, excluding DAC unlock, were $154 million in the first quarter of 2012, down 15% from $182 million in the first quarter of 2011 primarily due to lower assets under management as well as lower limited partnership and alternative investment income.

Total Wealth Management assets under management declined 7% to $207 billion at March 31, 2012 compared with $223 billion at March 31, 2011. The decrease in assets under management reflects net outflows and lower account values in Individual Annuity and non-proprietary mutual funds, which were partially offset by account value growth in Retirement Plans and Individual Life.

On March 21, 2012, the company announced that going forward it will focus on its property and casualty, group benefits and mutual funds businesses. As a result of this decision, the company also announced that it will pursue sales or other strategic alternatives for Individual Life, Retirement Plans and Woodbury Financial Services.

Individual Life first quarter 2012 core earnings, excluding DAC unlock, were $34 million, $4 million lower than the first quarter of 2011. The decrease reflects slightly higher expenses, as well as lower limited partnership and alternative investment income. Individual Life sales grew 13% to $61 million in the first quarter of 2012, reflecting strong sales in all key distribution channels.

Mutual Funds first quarter 2012 core earnings were $20 million, down 26% due to an 11% decline in assets under management since March 31, 2011. However, assets under management rose 8% from December 31, 2011 to $92.4 billion as of March 31, 2012. Non-proprietary mutual fund assets rose 9% from December 31, 2011 to $53.2 billion as of March 31, 2012. As previously announced, the company received approvals from the mutual fund board of directors to transfer the asset management of the fixed income mutual funds to Wellington Management, which is expected to be completed during the second quarter. The company also moved its headquarters to Radnor, Penn.

Retirement Plans first quarter 2012 core earnings, excluding DAC unlock, totaled $4 million, compared with $9 million in the prior year period, reflecting continued interest rate spread compression on general account assets. Assets under management grew 3% to a record high of $57.2 billion compared with March 31, 2011.

The company’s Individual Annuity segment generated first quarter 2012 core earnings, excluding DAC unlock, of $96 million, down 11% compared to the prior year period. This decrease is consistent with the segment’s 12% decline in assets under management since March 31, 2011.

On April 26, 2012, The Hartford announced that it had signed an agreement to sell the company’s Individual Annuity new business capabilities to a third party. As part of the agreement, The Hartford will continue to write new annuity products during a transition period and the purchaser will assume all expenses and risk for these sales through a reinsurance arrangement. The agreement does not include The Hartford’s in-force annuity book of business, which will be reported in Runoff Operations in the second quarter of 2012.

RUNOFF OPERATIONS

•	Life Other Operations core earnings, excluding DAC unlock, were $85 million, flat with the first quarter of 2011

•	P&C Other Operations core earnings were $20 million, including $4 million, after tax, of prior year loss reserve strengthening

•	Net realized losses excluded from core earnings, after tax and DAC, were $587 million, largely related to International Annuity hedge losses

RUNOFF OPERATIONS

($ in millions)

	Three Months Ended
Core Earnings	March 31, 2012	March 31, 2011	Change
Life Other Operations, excluding DAC unlock	$85	$85	—%
DAC unlock	104	13	NM
Life Other Operations	$189	$98	93%
P&C Other Operations	20	23	(13%)

Total Runoff Operations Core Earnings	$209	$121	73%

Net realized (losses) and other, after tax and DAC, excluded from core earnings	$(587)	$(170)	NM

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

The Runoff Operations generated a net loss of $378 million in the first quarter of 2012 compared with a net loss of $49 million in the first quarter of 2011. The decline is largely due to losses on hedging activities related to the international variable annuity business as a result of equity capital market levels and yen depreciation.

First quarter 2012 core earnings for Runoff Operations were $209 million, including a $104 million after tax favorable DAC unlock, compared with $121 million, including a $13 million after tax favorable DAC unlock, in the first quarter of 2011. Core earnings, excluding a DAC unlock, were $105 million in the first quarter of 2012 compared with $108 million in the first quarter of 2011.

First quarter 2012 net realized losses, after tax and DAC, excluded from core earnings were $587 million compared with $170 million in the first quarter of 2011. In both quarters, the losses were primarily related to the company’s International Annuity hedging program. Losses increased in the first quarter of 2012 due primarily to depreciation of the yen in relation to the Euro and U.S. dollar and an improvement in global and domestic equity markets.

CORPORATE

Corporate net loss for the first quarter of 2012 was $96 million compared with a net loss of $86 million in the first quarter of 2011. Core losses in the first quarter of 2012 were $108 million compared with core losses of $79 million in the first quarter of 2011 due to higher compensation-related expenses, including severance related to expense reduction programs.

INVESTMENTS

First Quarter 2012 Highlights:

•	Annualized investment yield, excluding limited partnerships and alternative investments, of 4.2%, in line with the first quarter of 2011

•	Net impairment losses, including mortgage loan loss reserves, were $28 million, before tax, an improvement from $58 million, before tax, in the first quarter of 2011

INVESTMENTS

($ in millions)

	Three Months Ended
Amounts presented before tax	March 31, 2012	March 31, 2011	Change
Net investment income, excluding trading securities	$1,070	$1,108	(3%)
Net impairment losses including mortgage loan loss reserves	$(28)	$(58)	52%
Annualized investment yield, before-tax[1]	4.3%	4.6%	(0.3)
Annualized investment yield, before-tax, excluding limited partnerships and alternative investments[1]	4.2%	4.2%	—

[1]	Yields calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, and consolidated variable interest entity non-controlling interests.

Net investment income, excluding trading securities, declined 3% to $1,070 million in the first quarter of 2012 compared with the first quarter of 2011 due to a decrease in the annualized investment yield, largely related to lower returns on limited partnerships and alternative investments. Annualized returns on limited partnerships and other alternative investments were 8% in the first quarter of 2012 compared with 21% in the first quarter of 2011. Excluding limited partnerships and alternative investments, the first quarter 2012 annualized yield was 4.2%, in line with the first quarter of 2011.

Total invested assets, excluding trading securities, were $102.9 billion as of March 31, 2012 compared with $97.4 billion at March 31, 2011.

STOCKHOLDERS’ EQUITY

The Hartford’s stockholders’ equity was $21.3 billion on March 31, 2012, an increase of 9% compared with $19.4 billion on March 31, 2011. Book value per diluted common share, which includes the dilutive effect of derivative securities such as warrants and mandatory convertible preferred stock, was $43.25 at March 31, 2012, an increase of 12% compared with $38.50 at March 31, 2011. Excluding AOCI, book value per diluted common share* increased by 1% to $40.55 on March 31, 2012 compared with $39.96 on March 31, 2011.

As of March 31, 2012, the company has $106.3 million remaining under its equity repurchase authorization. During the first quarter of 2012, The Hartford purchased 2.6 million shares of common stock at a total price of $42.3 million, or $16.58 per share. In addition, on March 30, 2012, the company agreed to purchase for $300 million, 69.4 million common stock warrants exercisable at $25.23.

CONFERENCE CALL

The Hartford will discuss its first quarter 2012 results in a conference call on Thursday, May 3 at 9 a.m. EDT. The call, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford’s website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EDT on May 3.

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2012 which is available at http://ir.thehartford.com.

ABOUT THE HARTFORD

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contact: Dave Snowden 860-547-3397 david.snowden@thehartford.com	Investor Contact(s): Sabra Purtill, CFA 860-547-8691 sabra.purtill@thehartford.com Ryan Greenier 860-547-8844 ryan.greenier@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

INCOME STATEMENTS BY DIVISION

($ in millions)

Three months ended March 31, 2012

	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,514	$909	$21	$(2)	$—	$3,442
Fee income	15	—	821	246	52	1,134
Net investment income (loss)
Securities available-for-sale and other	334	43	420	278	(6)	1,070
Equity securities held for trading [1]	—	—	1	2,866	—	2,866

Total net investment income (loss)	334	43	421	3,144	(6)	3,936
Other revenues	22	37	—	—	—	59
Net realized capital gains (losses)	63	7	34	(1,029)	15	(910)

Total revenues	2,948	996	1,297	2,359	61	7,661

Benefits, losses, and loss adjustment expenses	1,886	558	479	115	—	3,038
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	2,864	—	2,864
Amortization of deferred policy acquisition costs	239	83	57	(58)	—	321
Insurance operating costs and other expenses	549	196	418	64	85	1,312
Interest expense	—	—	—	—	124	124

Total benefits and expenses	2,674	837	954	2,985	209	7,659

Income (loss) from continuing operations before income taxes	274	159	343	(626)	(148)	2
Income tax expense (benefit)	66	51	88	(248)	(52)	(95)

Income (loss) from continuing operations	208	108	255	(378)	(96)	97
Loss from discontinued operations, net of tax	(1)	—	—	—	—	(1)

Net income (loss)	207	108	255	(378)	(96)	96
Less: Loss from discontinued operations, net of tax	(1)	—	—	—	—	(1)
Less: Net realized gains (losses), net of tax and DAC, excluded from core earnings	41	6	13	(587)	12	(515)

Core earnings (loss)	$167	$102	$242	$209	$(108)	$612

Three months ended March 31, 2011

	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,526	$956	$44	$(6)	$(1)	$3,519
Fee income	16	—	880	260	53	1,209
Net investment income
Securities available-for-sale and other	346	50	405	289	17	1,108
Equity securities held for trading [1]	—	—	1	804	(1)	803

Total net investment income	346	50	406	1,093	16	1,911
Other revenues	23	40	—	1	—	64
Net realized capital losses	(37)	(4)	(66)	(285)	(11)	(403)

Total revenues	2,874	1,042	1,264	1,063	57	6,300

Benefits, losses, and loss adjustment expenses	1,830	599	505	243	1	3,178
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	803	—	803
Amortization of deferred policy acquisition costs	237	85	86	42	—	450
Insurance operating costs and other expenses	592	197	434	71	60	1,354
Interest expense	—	—	—	—	128	128

Total benefits and expenses	2,659	881	1,025	1,159	189	5,913
Income (loss) from continuing operations before income taxes	215	161	239	(96)	(132)	387
Income tax expense (benefit)	41	53	45	(47)	(44)	48

Income (loss) from continuing operations	174	108	194	(49)	(88)	339
Income from discontinued operations, net of tax	160	—	—	—	2	162

Net income (loss)	334	108	194	(49)	(86)	501
Less: Income from discontinued operations, net of tax	160	—	—	—	2	162
Less: Net realized losses, net of tax and DAC, excluded from core earnings	(22)	(3)	(31)	(170)	(9)	(235)

Core earnings (loss)	$196	$111	$225	$121	$(79)	$574

[1]	Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within interest credited.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

RESULTS BY SEGMENT

($ in millions, except per share data)

	THREE MONTHS ENDED
	March 31, 2012	March 31, 2011	Change [1]
Property & Casualty Commercial	$162	$177	(8%)
Group Benefits	5	19	(74%)

Commercial Markets core earnings	$167	$196	(15%)

Consumer Markets core earnings	102	111	(8%)

Individual Annuity	96	108	(11%)
Individual Life	34	38	(11%)
Retirement Plans	4	9	(56%)
Mutual Funds	20	27	(26%)

Wealth Management core earnings, excluding DAC unlock	$154	$182	(15%)
DAC unlock	88	43	105%

Wealth Management core earnings	$242	$225	8%

Life Other Operations core earnings, excluding DAC unlock	85	85	—%
DAC unlock	104	13	NM

Life Other Operations core earnings	189	98	93%
P&C Other Operations	20	23	(13%)

Total Runoff Operations core earnings	$209	$121	73%

Corporate core losses	(108)	(79)	(37%)

Core earnings	612	574	7%
Add: Net realized capital losses, net of tax and DAC, excluded from core earnings	(515)	(235)	(119%)
Add: Income (loss) from discontinued operations	(1)	162	NM

Net Income	$96	$501	(81%)

PER SHARE DATA
Diluted Earnings Per Share

Core earnings	$1.25	$1.13
Add: Net realized capital losses, net of tax and DAC, excluded from core earnings	(1.10)	(0.46)
Add: Income from discontinued operations	—	0.31
Add: Impact of assumed conversion of preferred shares to common	(0.03)	(0.01)

Net income available to common shareholders and assumed conversion of preferred shares	$0.18	$0.99

[1]	NM: The Hartford defines increases or decreases greater than or equity to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES

The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2012, which is available on The Hartford’s website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income (“AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders’ equity excluding AOCI, net of tax, by (b) diluted common shares outstanding. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Stockholders’ equity per diluted common share is the most directly comparable GAAP measure. A reconciliation of stockholders’ equity per diluted common share to book value per diluted common share excluding AOCI as of March 31, 2012 and March 31, 2011, is set forth below.

	THREE MONTHS ENDED		Change
	March 31, 2012	March 31, 2011
Stockholders’ equity per diluted common share, including AOCI	$43.25	$38.50	12%
Less: Per share impact of AOCI	2.70	(1.46)	NM

Book value per diluted common share, excluding AOCI	$40.55	$39.96	1%

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior accident year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result. A combined ratio above 100% indicates a negative underwriting result*. The combined ratio before catastrophes and prior accident year development represents the combined ratio for the current accident year, excluding the impact of catastrophes and prior year development. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss development. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	THREE MONTHS ENDED
	March 31, 2012	March 31, 2011
P&C Commercial
Combined ratio	99.7	97.9
Less: Prior year reserve development	1.3	(0.4)
Less: Current year catastrophe losses	2.1	3.0
Combined ratio before prior year development & catastrophes	96.4	95.3

Consumer Markets
Combined ratio	87.0	87.3
Less: Prior year reserve development	(6.1)	(5.1)
Less: Current year catastrophe losses	4.3	3.4
Combined ratio before prior year development & catastrophes	88.8	89.0

Core Earnings: The Hartford uses the non-GAAP financial measure core earnings as a measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses before the net effect of certain realized capital gains and losses, discontinued operations and loss from the extinguishment of debt. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting activities of the company’s business.

Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes certain net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of core earnings to net income as of March 31, 2012 and March 31, 2011, is included in this press release.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per diluted common share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income per diluted common share and does not reflect the overall profitability of the company’s business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income per diluted common share and core earnings available to common shareholders per diluted share when reviewing the company’s performance. A reconciliation of core earnings available to common shareholders per diluted share to net income per diluted common share as of March 31, 2012 and March 31, 2011 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting results: The Hartford’s management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. A reconciliation of underwriting results to net income as of March 31, 2012, and March 31, 2011, is set forth below.

	THREE MONTHS ENDED
	March 31, 2012	March 31, 2011
P&C Commercial
Net income	$189	$323
Less: Income (loss) from discontinued operations, after tax	(1)	160
Less: Net realized capital gains (losses) after tax	28	(14)
Less: Income tax expense	(51)	(53)
Less: Periodic net coupon settlements on credit derivatives, before tax	—	(2)
Less: Other expenses	(26)	(40)
Less: Net investment income	235	242

Underwriting results	$4	$30

Consumer Markets
Net income (loss)	$108	$108
Less: Net realized capital gains (losses) after tax	6	(3)
Less: Income tax expense	(49)	(54)
Less: Periodic net coupon settlements on credit derivatives, before tax	(1)	—
Less: Other expenses	(9)	(8)
Less: Net investment income	43	50

Underwriting results	$118	$123

SAFE HARBOR STATEMENT

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company’s current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with recent and further potential downgrades to the credit ratings of debt issued by the United States government, European sovereigns and other adverse developments on financial, commodity and credit markets and consumer spending and investment, including in respect of Europe, and the effect of these events on our returns in our life and property and casualty investment portfolios and our hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with our March 21, 2012 announcement that we will focus on our property and casualty, group benefits and mutual fund businesses, place our Individual Annuity business into run-off and pursue sales or other strategic alternatives for the Individual Life, Woodbury Financial Services and the Retirement Plans businesses and related implementation plans and goals and objectives, as set forth in our Current Report on Form 8-K dated March 21, 2012, the success of our initiatives relating to the realignment of our business, including the continuing realignment of our hedge program for our variable annuity business, and plans to improve the profitability and long-term growth prospects of our key divisions, including through opportunistic acquisitions or divestitures or other actions or initiatives, and the impact of regulatory or other constraints on our ability to complete these initiatives and deploy capital among our businesses as and when planned; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-

than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the possibility of unfavorable loss development including with respect to long-tailed exposures; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company’s ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which, among other effects, has resulted in the establishment of a newly created Financial Services Oversight Council with the power to designate “systemically important” institutions, will require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury; unfavorable judicial or legislative developments; the uncertain effects of emerging claim and coverage issues; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing business risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the company’s ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements and other factors described in The Hartford’s 2011 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.